Exhibit 99.1

PVH CORP. ANNOUNCES REFINANCING OF SENIOR CREDIT FACILITIES

NEW YORK -- (BUSINESS WIRE) -- Dec. 9, 2022 -- PVH Corp. [NYSE: PVH] announced that it has refinanced its previously outstanding senior credit facilities using the proceeds from new senior credit facilities and cash on hand. The new credit facilities are senior unsecured obligations of PVH Corp. and contain operating covenants that are typical for an investment grade rated borrower.

The new credit facilities provide for upsized revolving credit facilities, with availability in an aggregate amount of $1.2 billion (consisting of a multicurrency facility and a Hong Kong dollar facility), and an approximately €440.6 million euro-denominated Term Loan A facility. The new Term Loan A facility and the new revolving credit facilities will mature in December 2027 (effectively a three and a half year extension of the maturity date under PVH Corp.’s previously outstanding senior credit facilities).

With the closing of this transaction, PVH maintains its existing capital structure, and expects no material changes to its interest expense as a result of this transaction.

About PVH Corp.

PVH is one of the world's largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

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Investor Relations
Sheryl Freeman
InvestorRelations@pvh.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release, including, without limitation, statements relating to the future plans, strategies, objectives, expectations and intentions of PVH Corp. and its subsidiaries (collectively, the "Company"), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; and (iii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.